Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media Inquiries

Chris Olive

TechTarget

617-431-9374

colive@techtarget.com

TechTarget Announces Executive Management Changes to Support Growth

Newton, MA — January 10, 2012 — Technology media company TechTarget, Inc. (NASDAQ: TTGT) today announced that co-founder Don Hawk has stepped down from his role as President, but will remain on the executive management team with a full-time focus on the company’s product innovation efforts. The company announced that Michael Cotoia has been promoted from Executive Vice President to Chief Operating Officer, and Kevin Beam, has been promoted from Executive Vice President to President.

As Executive Director of Product Innovation, Hawk will continue to manage the Company’s product portfolio, including its industry-leading Activity Intelligence™ platform. “I’m looking forward to spending even more time working with the many talented people at TechTarget that are focused on enhancing our product capabilities,” said Hawk. “Mike and Kevin have been an integral part of our success, and I’m excited that they’ll be expanding their responsibilities.”

“Based on their outstanding performance and leadership, both Mike and Kevin have earned these positions. I have total confidence in their ability to help the company meet our aggressive growth objectives. In addition, I am very grateful to Don for the sacrifice he has made the last three years commuting weekly from his home in Philadelphia to Boston,” said TechTarget CEO, Greg Strakosch.

About TechTarget

TechTarget (NASDAQ: TTGT) is the online intersection of serious technology buyers, targeted technical content and technology providers worldwide. Our media, powered by TechTarget’s proprietary Activity Intelligence™ platform, redefines how technology professionals are viewed and influenced by marketers according to the buyer’s active projects, specific technical priorities and business needs. With more than 100 technology specific websites, we deliver technology marketers unmatched reach via custom advertising, branding and lead generation solutions all built on our extensive network of online and social media.

TechTarget has offices in Atlanta, Beijing, Boston, Cincinnati, London, Mumbai, San Francisco and Sydney.

To learn how you can engage with serious technology buyers worldwide, visit techtarget.com and follow us @TechTarget.

(C) 2012 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and Activity Intelligence is a trademark, of TechTarget. All other trademarks are the property of their respective owners.